Exhibit 99.1

From: RK

To: WMG All

Subject: Important news on our next steps

Hi everyone,

Two years ago, we began to transform our company; not just to tinker around the edges of an old model, but to build a fast, innovative, and collaborative organization that reflects how music moves in the new world.

Today, our strategy is gaining momentum. Our artists have held half of the Top Ten on the Spotify Global chart for the past ten weeks and nailed the No. 1 spot for all but four weeks of 2025. These aren’t just the biggest hits in the world today; they’re our evergreen catalog of the future. At the same time, we’re starting to see better progress in our global recorded music market share, while hitting new highs in music publishing. These wins are powered by our ability to become simultaneously more effective and more efficient… allowing us to invest in great talent, boost our star-making expertise, and deepen our world-building capabilities.

Building on this success requires us to keep evolving. Today we’re announcing the remaining steps in our plan to help future-proof the company and unlock the next era of growth. Specifically, we’ll be reducing our annual costs by ~$300 million as we reinvest in the business: ~$170 million through headcount rightsizing for agility and impact, and ~$130 million in administrative and real estate expenses. Many changes will be implemented in the next three months, with the remainder in fiscal 2026.

I know that this news is tough and unsettling, and you will have many questions. The Executive Leadership Team has spent a lot of time thinking about our future state and how to put us on the best path forward. You’ll be hearing from your local leaders as soon as possible about your area of the company and your role within it. We’re communicating this now so, as we move through the process, we can be as thoughtful and open as possible with all of you. These decisions are not being made lightly, it will be difficult to say goodbye to talented people, and we’re committed to acting with empathy and integrity.

As we evolve, we’ll be focused on these core drivers of our success:

We’re putting more money behind the music… via a new growth plan.

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A&R: Working with the ELT, we’ve sharpened our investment criteria… a more holistic and targeted approach to partnering with the world’s greatest musical talent, across (i) the most culturally potent and highest potential repertoire centers, (ii) globally managed off-roster catalog, and (iii) music publishing.

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M&A: We also have an ambitious M&A pipeline, especially for timeless catalogs. Our acquisitions of Tempo and start-up RSDL are good signposts of how we intend on growing both our copyrights and our capabilities. And, as you’ve seen today, we’ve announced an exciting venture with Bain Capital that adds up to $1.2 billion to our catalog purchasing power across both recorded music and music publishing.

We’re becoming a stronger, leaner company… for greater cut-through.

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TEAM: Our faster, more agile teams of local experts will be backed by a strengthened suite of services across Marketing, Distribution, Catalog, and Merchandising & Direct-to-Fan. This aligns our collective efforts with our clearest priorities, making it easier for great artistry and ideas to shine through. Our recent changes at LATAM and Atlantic Records, following the long-term rejuvenation of Warner Chappell and Warner Records, prove that teams can get leaner, deliver massive No. 1s, and win market share… all at the same time.

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TECH: We’ll continue to prioritize better digital tools for artists, songwriters, and employees. For example, we’ll expand the rollout of the WMG Pulse app and add more features to give artists and songwriters insights, while landing the benefits of our financial transformation initiative as well as a vastly improved supply chain and data infrastructure. By simplifying how we work, our WMG One platform will enable deeper focus, stronger collaboration, and more powerful outcomes.

In an ever-changing industry, we must continue to supercharge our capabilities in long-term artist, songwriter, and catalog development. That’s why this company was created in the first place, it’s what we’ve always been best at, and it’s how we’ll differentiate ourselves in the future.

As we implement these changes, we promise to communicate with you regularly. Thank you for your patience and support for one another. We’ve got some remarkable music coming, and I know that whatever challenges we’re navigating, your commitment to our artists and songwriters is unwavering.

Thank you,

Robert